FOR IMMEDIATE RELEASE Contact: Barbara K. Hembree

November 21, 2006 317.465.0445

bhembree@fhlbi.com

President & CEO of Federal Home Loan Bank of Indianapolis

Announces Retirement; Interim President & CEO Named

Indianapolis, IN-- Martin L. Heger, President & CEO of the Federal Home Loan Bank of Indianapolis (FHLBI), has announced his retirement effective Dec. 29, 2006. Mr. Heger, now in his 26th year with the bank, has served 15 of those as President & CEO.

"It was with mixed emotion that I made my decision," said Mr. Heger. "While I am looking forward to my retirement and future personal projects, I will miss the job and the people that have been in my life for the past 26 years. I am proud of the bank's growth and performance during my tenure and the respect that it has gained within the FHLBank system," he said. "However, it is time for a reorganization of the bank and new leadership." Mr. Heger qualifies for the FHLBI's early retirement incentive, which is available to all employees age 50 and over with ten years of employment.

Paul Clabuesch, Chairman of the FHLBI Board of Directors, stated that Brian K. Fike has been named Interim President & CEO effective December 30, 2006. Mr. Fike has been with the bank for 21 years, most recently serving as Senior Vice President, Director of Marketing. His education includes a bachelor's degree in economics from Ball State University and an MBA from Butler University.

"I am deeply honored," said Mr. Fike. "With the counsel of our dedicated board and the support of the FHLBI staff, I look forward to leading the organization into the new year and throughout the transition period." He went on to say, "I am grateful for the opportunity to continue to provide the level of service to our members that they have come to know. I have learned much from Mr. Heger over the years, and I respect that he led by example. It is his example of leadership, dedication, caring, and hard work that I hope to follow."

Clabuesch stated that the Board of Directors has determined that they will conduct a formal search for the President and CEO position. "Both internal and external candidates will be considered," he said. "Details about the position and candidate qualifications will be advertised in the near future after approval by the Board's Search Committee. We hope to begin the search immediately and have the position filled within the next six months." Clabuesch went on to say that Martin Heger will not be an easy person to replace. "He has been President and CEO for 15 years; he has taken the bank to new heights and led through times of challenges and change. That type of experience and expertise is hard to find."

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov

###

The Federal Home Loan Bank of Indianapolis is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for insured financial institutions, such as commercial banks, savings institutions, credit unions, and insurance companies. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations.

The FHLBI promotes Building Partnerships, Serving Communities by serving as a wholesale source of funds for chartered financial institutions throughout Indiana and Michigan. For more information about the FHLBI, visit www.fhlbi.com.